Exhibit 99.1

Bio-Path Holdings Appoints Mark Colonnese to its Board of Directors

HOUSTON—July 17, 2017 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced the appointment of Mark Colonnese, Chief Financial Officer of Aviragen Therapeutics (NASDAQ: AVIR), to its Board of Directors.

“We are delighted to welcome Mark to our Board of Directors. His wide-ranging experience in the biotech sector will be invaluable to Bio-Path as we advance our DNAbilize therapies through the clinic,” said Peter H. Nielsen, Chief Executive Officer of Bio-Path Holdings. “In particular, Mark’s deep financial expertise will be a great asset as we continue to grow Bio-Path into a leading biopharmaceutical company.”

“It is exciting to join Bio-Path at this early stage of its development in order to help maximize the potential of the DNAbilize technology and its various therapeutic programs,” said Mr. Colonnese. “I look forward to working with Bio-Path’s Board and management to develop targeted DNA therapeutics in oncology and to expand into other therapeutic areas.”

Mr. Colonnese brings over 30 years of broad executive management skills and financial experience at Fortune 500 as well as small entrepreneurial companies. He currently serves as the Executive Vice President and Chief Financial Officer of Aviragen Therapeutics, Inc., a NASDAQ-listed antiviral drug development company. Earlier in his career, Mr. Colonnese was chief financial officer at a number of biotechnology companies including Stealth BioTherapeutics, Transgenomic Inc., and AtheroGenics Inc. Mr. Colonnese also served as Vice President, Financial Operations at Schering-Plough Corporation, now part of Merck, one of the world’s largest pharmaceutical companies. In these roles, he was responsible for raising $870 million in equity and debt capital, as well as $100 million from partnerships, and directing two companies through their initial public offerings. Mr. Colonnese holds a Master of Business Administration from Fairleigh Dickinson University and a Bachelor of Science, magna cum laude from Ithaca College.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company’s website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369